Exhibit 10.2

Tesoro Companies, Inc.
19100 Ridgewood Parkway
San Antonio, Texas 78259
Date

Private and Confidential

First Name Last Name
FBA
Address
City, State Zip

Dear First:

I am very pleased to inform you that, effective May 11, 2011 (the "Award Date"), the Compensation Committee of the Board of Directors of Tesoro Corporation (the "Company"), pursuant to its authority under the Tesoro Corporation 2011 Long-Term Incentive Plan (the "Plan"), has approved the following long-term incentive awards (the "Awards") to you.  The following is a summary of the terms and conditions associated with these Awards. Capitalized terms not defined in this letter will have the definitions provided for such terms in the Plan.

Award No. 1: # Performance Shares of the Company’s common stock contingent upon the achievement of relative Total Shareholder Return with our Performance Peer Group and S&P 500 Index.  This Award will become eligible for vesting, subject to actual performance and continued employment, at the end of the 36 month performance period (April 1, 2011 through March 31, 2014).

Upon vesting at the end of the performance period, the Award will be adjusted based on the Company’s relative Total Shareholder Return against the Performance Peer Group and S&P 500 Index to calculate the number of Shares that will be issued to you.  Shares will be withheld by the Company to cover your applicable income and employment tax withholding(s) (at the minimum statutory level) and the net Shares will be credited to your account with Fidelity Stock Plan Services.

If you terminate employment due to Retirement or involuntary termination without Cause, you will be issued a pro-rated payout of Shares based on the number of full months worked (minimum of 12 months required) within the performance period based on the achievement of actual performance.  Shares will be issued within 2 ½ months after the end of the performance period.  If you terminate employment due to death or disability, as defined under Section 409A of the Internal Revenue Code of 1986, as amended to date and the Treasury Regulations issued thereunder (“Disability”), you will be issued a pro-rated payout of Shares based on the number of full months worked (minimum of 12 months required) within the performance period based on the achievement of target performance.  Shares will be issued as soon as administratively possible upon termination due to death or Disability.  If you terminate employment due to a voluntary termination or termination for Cause prior to the vesting of the Performance Shares Award, your Award will be forfeited.  In the event of a Change in Control of the Company, the Performance Shares Awards will be paid out at the greater of the achievement of target performance or the achievement of actual performance through a date determined by the Compensation Committee of the Board of Directors (or in the absence of the Compensation Committee, the Board itself) prior to the Change in Control.

Award No. 2: # Performance Shares of the Company’s common stock contingent upon the achievement of relative Return on Capital Employed with our Performance Peer Group.  This Award will become eligible for vesting, subject to actual performance and continued employment, at the end of the 36 month performance period (April 1, 2011 through March 31, 2014).

Upon vesting at the end of the performance period, the Award will be adjusted based on the Company’s relative Return on Capital Employed against the Performance Peer Group to calculate the number of Shares that will be issued to you.  Shares will be withheld by the Company to cover your applicable income and employment tax withholding(s) (at the minimum statutory level) and the net Shares will be credited to your account with Fidelity Stock Plan Services.

If you terminate employment due to Retirement or involuntary termination without Cause, you will be issued a pro-rated payout of Shares based on the number of full months worked (minimum of 12 months required) within the performance period based on the achievement of actual performance.  Shares will be issued within 2 ½ months after the end of the performance period.  If you terminate employment due to death or Disability, you will be issued a pro-rated payout of shares based on the number of full months worked (minimum of 12 months required) within the performance period based on the achievement of target performance.  Shares will be issued as soon as administratively possible upon termination due to death or Disability.  If you terminate employment due to a voluntary termination or termination for Cause prior to the vesting of the Performance Shares Award, your Award will be forfeited.  In the event of a Change in Control of the Company, the Performance Shares Awards will be paid out at the greater of the achievement of target performance or the achievement of actual performance through a date determined by the Compensation Committee of the Board of Directors (or in the absence of the Compensation Committee, the Board itself) prior to the Change in Control.

Award No. 3: # Market Stock Units (“MSUs”) in which the number of Company’s common stock earned at vesting is based on the stock price performance.  This Award will become eligible for vesting, based on actual stock price performance and continued employment, at the end of the 36 month performance period (May 11, 2011 through May 11, 2014).  Upon vesting at the end of the performance period, the number of Shares earned from your Award will be adjusted by the multiplying factor of the average closing stock price for the 30 days prior to the Vesting Date over the average closing stock price for the 30 days prior to the Grant Date.  Shares will be withheld by the Company to cover your applicable income and employment tax withholding(s) (at the minimum statutory level) and the net Shares will be credited to your account with Fidelity Stock Plan Services.

If you terminate employment for any reason other than Retirement or a Change in Control prior to the vesting of your MSUs, you will forfeit all MSUs.  If you terminate employment due to Retirement, you will be issued a pro-rated payout of shares based on the number of full months worked (minimum of 12 months required) within the performance period based on the achievement of actual performance.  Upon a Change in Control, the number of Shares earned from your Award will be adjusted by the multiplying factor of the average closing stock price for the 30 days prior to the Change in Control over the average closing stock price for the 30 days prior to the Grant Date.

The Award has been granted under and is subject to the terms of the Plan unless specified within this Grant Agreement.  In addition, further information concerning the terms and conditions of these Awards are included with this letter.

Approximately two to three weeks from receipt of this letter, you will be able to view your Awards on the Fidelity Stock Plan Services website. If this is the first time receiving these types of Awards, you will receive a “Welcome Kit” from Fidelity Stock Plan Services with additional information.

We highly value your contribution and commitment to the Company’s success and believe that these Awards provide you a financial incentive that aligns your interests with the Company's shareholders.

Sincerely,

Gregory J. Goff
President and Chief Executive Officer

This material has been prepared and distributed by Tesoro Corporation and Tesoro Corporation is solely responsible for its accuracy. Tesoro Corporation is not affiliated with Fidelity Investments (or any Fidelity entity).
Stock plan recordkeeping and administrative services are offered through Fidelity Stock Plan Services, LLC.
Brokerage products and services are offered through Fidelity Brokerage Services LLC, Member NYSE, SIPC.